Exhibit 23.3
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this registration statement on Form S-8 of WEX Inc., of our report dated April 27, 2020, relating to the financial statements of eNett International (Jersey) Limited and its subsidiaries, appearing in the Current Report on Form 8-K/A of WEX Inc. filed on March 1, 2021.

/s/ Deloitte LLP
London, United Kingdom
August 24, 2021